Exhibit No. 99

FOR IMMEDIATE RELEASE

Contact:	Michael Trevino Mary Alice Horstman Media Relations (847) 402-5600
Robert Block Phil Dorn Investor Relations (847) 402-2800

Allstate Announces Expected Third Quarter Earnings

Company will conduct conference call after the release of third quarter earnings

    NORTHBROOK, Ill., October 10, 2001—The Allstate Corporation (NYSE: ALL) today reported that it expects third quarter operating income per diluted share to be approximately $0.53 to $0.57 compared to $0.71 for the same period in 2000 and $0.31 for the second quarter of 2001.

    A principal factor contributing to the expected results is higher homeowners loss trends. Those trends were the principal contributor to reserve increases totaling $80 million after-tax ($0.11 per diluted share). Among the other factors contributing to the expected results are the losses sustained by both the Property-Liability and Allstate Financial businesses from the September 11 attack, estimated to be $32 million after-tax ($.04 per diluted share), consistent with our September 14 announcement that the September 11 tragedy is not a major financial event for Allstate. Partially offsetting these factors is a $49 million tax benefit ($0.07 per diluted share) resulting from the deduction of inception-to-date operating losses of the German and Italian subsidiaries that were sold in the third quarter.

    "Our homeowners line continues to be problematic," said Chairman, President and CEO Edward M. Liddy. "This problem is somewhat similar to the trends we experienced in our non-standard auto business in 1999, and as we made adjustments to improve the profitability of that line, we have initiatives in place to address this current trend in the homeowners line. The initiatives target specific markets and include changes to our product design, our underwriting approach and the appropriate rate changes. We understand the problem very clearly and are moving as quickly as possible to address the adverse trends. However, it will be some time before we see the full effects of these initiatives, in part, because the homeowners policy is an annual policy."

    The Investor Relations Department of Allstate will conduct a conference call following the release of the company's third quarter results on Thursday, October 18, 2001 at 10 a.m. Eastern Daylight Time (EDT). Those interested in listening to the call live can access an Internet webcast on the company's website. Go to allstate.com/webcast, and then click on the "Live Webcast" link. For those not able to listen to the call live, the entire conference call will be available for replay via webcast on the company's website beginning shortly after 11 a.m. EDT on Thursday, October 18th, through 11 a.m. EDT Thursday, October 25th.

    This press release contains forward-looking statements about Allstate's third quarter earnings. These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections. Because Allstate is still evaluating homeowner loss trends and receiving and evaluating claims related to the September 11 attack, actual results may differ materially from those projected.

    The Allstate Corporation (NYSE: ALL) is the nation's largest publicly held personal lines insurer. Widely known through the "You're In Good Hands With Allstate®" slogan, Allstate provides insurance products to more than 14 million households and has approximately 13,000 exclusive agents in the U.S. and Canada. Customers can access Allstate products and services through Allstate agents, or in select states at allstate.com and 1-800-Allstate. EncompassSM and DeerbrookSM Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group includes the businesses that provide life insurance, retirement and investment products, through Allstate agents, workplace marketing, independent agents, banks and securities firms.

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